Exhibit 99.2

ADDENDUM TO EMPLOYMENT AGREEMENT

BETWEEN

MICHAEL BINGHAM AND PEAK INTERNATIONAL LIMITED

Whereas, the parties entered into an employment agreement dated April 10, 2006 and having a term from April 10, 2006 thru May 31, 2007 (hereinafter the “Agreement”); and

Whereas, the parties desire to amend paragraphs 2.1, 2.2, 2.3, and 2.5 of the Agreement;

Now, therefore, the parties agree as follows:

Paragraphs 2.1, 2.2, 2.3, and 2.5 of the Agreement are deleted and the following substituted in lieu thereof:

2.1	The term (“Term”) of this Agreement shall remain in effect until terminated as hereinafter provided.

2.2	With effect from August 1, 2006, the Employee shall be paid a monthly salary of the higher of either (i) US$15,200 or (ii) US$13,350 plus commission of 0.1% of the Company’s Net Sales for the month.

2.3	The Employee shall be paid the cost of reasonable housing in Hong Kong in an amount not to exceed US$9,500 per month, or, at the Company’s option, the provision of housing in lieu of such living allowance.

2.5	The Employee shall be responsible for and shall pay all income, sales, real estate, vat, duties, and other taxes of every nature whatsoever without any form of assistance or contribution from the Company, except that the Company shall annually compensate the Employee an amount (the “Annual Tax Compensation”) to fully equalize for the tax increase arising from “The Tax Increase Prevention Reconciliation Act of 2005” pertaining to the Employee’s housing subsidized by the Company. The Annual Tax Compensation shall be determined by an independent qualified tax professional acceptable to the Company.

In witness whereof, the parties have executed this addendum on the 25th day of August, 2006.

PEAK INTERNATIONAL LIMITED	MICHAEL BINGHAM

/s/ Dean Personne	/s/ Michael Bingham
By: Dean Personne, President & CEO